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Information

FOR IMMEDIATE RELEASE

LOCKHEED MARTIN FILES LAWSUIT AGAINST THE BOEING COMPANY

Bethesda, MD, June 10, 2003 – Lockheed Martin Corporation [NYSE: LMT] today filed a lawsuit against The Boeing Company and three of Boeing’s former employees. The 23-count complaint, filed in the United States District Court for the Middle District of Florida in Orlando, alleges that Boeing and its employees committed violations of Federal and Florida law resulting from their solicitation, acquisition, and use of Lockheed Martin proprietary information during the competition for launch contract awards under the U.S. Air Force’s Evolved Expendable Launch Vehicle (EELV) program. This proprietary information included extremely sensitive and detailed cost and technical data regarding Lockheed Martin’s EELV proposal.

The complaint alleges that Boeing and the individual defendants, together with other Boeing employees, actively participated in the misappropriation of Lockheed Martin’s proprietary information and then “covered up” their activity by misrepresenting to both Lockheed Martin and the Air Force that the individuals and documents involved were limited in number and that no Lockheed Martin proprietary information was used by Boeing in the EELV competition. The complaint alleges that the acts committed by Boeing, the defendants, and other Boeing employees constituted violations of the Federal and Florida Racketeer Influenced and Corrupt Organizations Act, Federal and Florida antitrust law, the Procurement Integrity Act, Florida’s Unfair and Deceptive Trade Practices Act, unfair competition, conversion of property rights, fraud, misrepresentation, and tortious interference with Lockheed Martin’s business.

The complaint seeks compensatory damages, including triple and punitive damages, consequential damages, costs, return of all proprietary information, and injunctive relief against all defendants.

Headquartered in Bethesda, Maryland, Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation reported 2002 sales of $26.6 billion.

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For further information, please visit www.lockheedmartin.com

Media contacts:        Tom Jurkowsky, 301-897-6352, thomas.jurkowsky@lmco.com